Exhibit 10.2

CORPORATE PROMISSORY NOTE

U.S. $200,000	Principal Amount

FOR VALUE RECEIVED, International Star, Inc., a Nevada corporation (“Maker”), promises to pay to the order of Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc. of Shreveport, Louisiana, or assigns (“Promisee”), the sum of Two Hundred Thousand U.S. Dollars ($200,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by Promisee to Maker under the Agreement, as defined below) together with simple interest thereon at the rate of ten percent (10%) per annum as provided in the Agreement.

This Corporate Promissory Note (the “Note”) evidences the obligation of the undersigned to repay all Loans advanced by Promisee from time to time under that certain Corporate Loan Agreement between Maker and Promisee, dated the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”), which is incorporated herein and made a part hereof by reference.  Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement.  In the event of any conflict between the terms of this Note and the terms of the Agreement, the terms of the Agreement shall prevail.

The aggregate unpaid principal amount of the Loans is due in full, together with any accrued and unpaid interest thereon, 120 days after the date hereof (the “Maturity Date”).  If such principal amount is not paid in full within five (5) days after the Maturity Date, the rate of simple interest on any unpaid principal amount shall increase to eighteen percent (18%) per annum, effective as of the Maturity Date, and such interest shall continue to accrue thereafter for any unpaid principal amount until such principal is paid in full.

Payment for the principal and accrued interest pursuant to this Note shall be made by Maker, at Maker’s election, in cash or shares of common stock of Maker (“Common Stock”) or any combination of cash and Common Stock, pursuant to the terms of the Agreement.

All payments shall be first applied to interest and the balance to principal.  This Note may be prepaid at any time, in whole or in part, without penalty.  This Note and any payments called for hereunder shall be made to Promisee at its offices in Louisiana or to such address as may from time to time be designated in writing by Promisee or any holder hereof.

Maker agrees to remain fully bound hereunder until this Note shall be fully paid and to waive demand, presentment and protest and all notices hereto, and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by any holder.  No modification or waiver by any holder hereof shall be binding unless agreed to in writing by Maker and Promisee.

This Note shall be construed, governed, and enforced in accordance with the laws of the State of Louisiana.  In the event this Note shall be in default and placed with an attorney for collection, Maker agrees to pay all reasonable attorney fees and costs of collection.

The undersigned hereby executes this Note on behalf of the Maker as principal and not as surety.

Dated this 1st day of December, 2008.

MAKER:

INTERNATIONAL STAR, INC.

By:   /s/ Sterling M. Redfern
      Sterling M. Redfern, President

Witnessed by: /s/ Jacqulyn B. Wine